EXHIBIT 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated February 21, 2005, accompanying the consolidated financial statements of PharmaNet, Inc. included in the Form 8-K filed with the Securities and Exchange Commission on March 8, 2005. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of SFBC International, Inc. and Subsidiaries on Form S-3 (Registration No. 333-120152), Form S-3 (Registration No. 333-122634), Form S-8 (Registration No. 333-118022), and Form S-8 (Registration No. 333-85270). We consent to the use of our name as it appears under the caption of “Experts.”

/s/ Grant Thornton LLP

Miami, Florida
March 7, 2005

26